Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Registration File Nos. 333-104743, 333-144442, and 333-165075) of Forward Industries, Inc., of our report dated December 15, 2011, which appears in the annual report on Form 10-K of Forward Industries, Inc. for the year ended September 30, 2011.

/s/ Kaufman, Rossin & Co., P.A.
Certified Public Accountants

December 15, 2011

Miami, Florida